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[LOGO] ROCKY MOUNTAIN INTERNET


FOR IMMEDIATE RELEASE


CONTACTS:
Barbara Archer or Robyn Phipps     Shiloh Kelly
Metzger Associates                 Director of Communications
archer@metzger.com                 Rocky Mountain Internet Inc.
robyn@metzger.com                  shiloh.kelly@corp.rmi.net
(303) 786-7000                     (303) 672-0732




                   ROCKY MOUNTAIN INTERNET COMPLETES $13 MILLION

                 EQUITY FINANCING, INCLUDING OPTION FOR $5 MILLION



DENVER - December 14, 1998 - Rocky Mountain Internet Inc. (NASDAQ SmallCap Market-RMII, RMIIW) announced today the completion of a private placement of Series B Convertible Preferred Stock raising gross proceeds of $8 million. Additionally, RMI obtained a commitment for an additional $5 million, subject to the satisfaction of certain conditions.

"This equity infusion will allow RMI to take the next step in our strategic development," commented Douglas H. Hanson, chairman, president and CEO of Rocky Mountain Internet (http://www.rmi.net). "I am pleased with the deal we made with our new equity partners and look forward to continuing our growth plans."

Shares of the Series B Preferred Stock were issued to two institutional investors in a private transaction under the Securities Act of 1933 and such securities may not be offered or sold, without registration or an applicable exemption from registration. The Series B Preferred Stock is convertible, subject to certain restrictions, into shares of common stock of the Company. The terms include restrictions on conversion depending on certain market conditions and restrictions against short sales and other hedging transactions.


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As part of the transaction, the Company issued warrants to purchase 155,000 shares of common stock with an exercise price equal to 130% of the closing day market price to the purchasers of the Series B Preferred Stock and warrants to purchase 100,000 shares of common stock with an exercise price equal to 120% of the closing day market price to the brokers involved with the transaction. The Company has agreed to register the related common stock in connection with this transaction and the warrants pursuant to registration rights agreements.

"This funding along with the recent acquisitions of Internet Now, Unicom Communications, Stonehenge and DataXchange Network positions RMI as a nationwide Tier 1 Internet provider," said Hanson.

ABOUT ROCKY MOUNTAIN INTERNET

Rocky Mountain Internet (http://www.rmi.net) is a national Web Solutions and e-commerce company providing a wide range of Internet and data communication services to businesses and consumers with an emphasis on e-commerce solutions. Services include: a comprehensive browser-based electronic commerce software package (www.e-sell.com); a leading-edge portal site (www.infohiway.com); and a browser-based banner advertising management software package (www.infohiway.com/adcafe/). Other RMI services consist of dedicated, DSL, dial-up and wireless Internet access, network management, system integration and co-location.

Rocky Mountain Broadband, a subsidiary and communications division of RMI, offers a wide range of services; including, paging, voice mail, local and long distance phone service, 800 service and IP Telephony (www.ic-ephone.net).

(This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a result of risks and uncertainties which are described in the cautionary statements section of the company's 10K dated December 31, 1997, and include the need for additional financing, the ICC litigation, ability to successfully integrate acquisitions, changing technology, competition, possible future government regulation, competition for talented employees, the Company's ability to fund future operations and the Company's need to refinance debt.)


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